CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

            THIS CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) dated as of March 17, 2016, is made by and between Naked Brand Group Inc., a Nevada corporation, with its principal place of business at 95 Madison Ave, New York, NY (“Company”) and Michael Flanagan, an individual (“Employee”) serving as Chief Financial Officer of the Company. Company and Employee shall be referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

            WHEREAS, the Employee has determined to retire and, based on mutual agreement of the Parties, he will end his service as Chief Financial Officer of the Company and his employment with the Company as of March 17, 2016; and

            WHEREAS, the Parties wish to formalize their post-separation relationship, and their respective post-separation rights and obligations.

AGREEMENT

            NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto hereby agree as follows:

            1.        Separation Acknowledgment.

            (A)        Employee and Company acknowledge and agree that Employee ceased serving as Chief Operating Officer of the Company effective February 17, 2016. Employee and Company further acknowledge and agree that Employee’s last day of employment will be March 17, 2016 (the “Separation Date”), at which time Employee will end his service as Chief Financial Officer of the Company. Employee will be paid for all time worked up to and including the Separation Date, regardless of whether Employee signs this Agreement.

            (A)        Vacation. Company shall pay out to Employee all accrued and unused vacation time through the Separation Date in accordance with Company policy.

            (B)        Stock Options. Employee’s unvested stock options, if any, shall continue to vest in accordance with the applicable Company stock plan and Employee’s stock option agreement up through the Separation Date. Employee will have 90 days after the Separation Date to exercise any vested options, after which time such vested options will expire. No unvested stock options will vest after the Separation Date.

            (C)        Continuation of Health Insurance Benefits. Employee’s eligibility to participate in Company-sponsored group health insurance plans as an employee of the Company will end effective March 31, 2016, subject to Employee’s right to elect continuation health insurance coverage for Employee and Employee’s dependents, if any, under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), subject to COBRA’s terms, conditions and restrictions.

            2.        Consideration.

            In full and complete consideration of the representations and covenants of the Employee set forth herein, Company hereby agrees to:

            (A)        Pay Employee a severance payment in the total gross amount of one hundred thousand dollars ($100,000), which is the equivalent of six (6) months of severance pay at Employee’s current base rate of pay as of today, less withholding of all applicable federal, state and local taxes. The foregoing severance payment will be paid to Employee in equal semi-monthly installments through September 15, 2016, in accordance with the Company’s regular payroll cycles and practices. The first installment of the severance payment will be made on Company’s first payroll pay date that is at least ten (10) days after the expiration of the Revocation Period described in Section 17 below. Employee acknowledges and agrees that the consideration contained in this Section 2 is not required by any policy, plan or prior agreement, constitutes sufficient consideration for Employee’s duties, obligations and undertakings set forth herein, including without limitation the General Release contained in Section 4 below, and fully compensates Employee for the claims he is releasing.

            3.        Acknowledgement of Receipt of All Compensation and Benefits. Employee acknowledges and agrees that Employee has received all compensation, commissions, bonuses, severance, vacation, sick and any other pay and benefits to which the Parties have mutually agreed the Employee is entitled to receive from Company up to and through the Separation Date, and that Employee will not receive, and is not entitled to receive, any further compensation or benefits from Company, except for those expressly set forth in this Agreement.

            4.        General Release.

                        (A)        In consideration of the promises contained herein, including the severance payment set forth in Section 2 and other consideration provided by the Company, Employee knowingly and voluntarily releases and forever discharges, to the maximum extent permitted by law, Company and its subsidiaries and affiliates and each of their respective current and former members, managers, shareholders, directors, officers, employees, agents and all related persons, and their respective successors and assigns (each in their respective individual and official capacities, each a “Releasee” and collectively the “Releasees”) of and from any and all claims, whether known or unknown, anticipated or unanticipated, and/or disclosed or undisclosed, which Employee has or may have against any Releasee or Releasees and his or their heirs, executors, administrators, representatives, beneficiaries, successors or assigns as of the Separation Date (individually referred to as a “Released Claim” and collectively referred to as the “Released Claims”). The Released Claims include, without limitation, any and all claims arising out of, resulting from, connected with and/or caused by the employment by Company of Employee and the termination of such employment, including without limitation any alleged claim under, or alleged violation of, the following laws (as amended) or any other law, policy, contract or cause of action: (1) Title VII of the Civil Rights Act of 1964; (2) Section 1981 through 1988 of Title 42 of the United States Code; (3) The Civil Rights Act of 1991; (4) The Employee Retirement Income Security Act of 1974; (5) The Age Discrimination in Employment Act of 1967 (“ADEA”); (6) The Americans with Disabilities Act of 1990; (7) The Federal Occupational Safety and Health Act; (8) The Family and Medical Leave Act of 1993; (9) Any and all other federal, state and/or local civil and/or human rights laws, rules, requirements, and/or regulations; (10) Any other Federal, state and/or local laws, rules, requirements, regulations and/or ordinances, and/or any public policies, contracts, including, without limitation, any collective bargaining agreement, and/or tort or common law, having any bearing whatsoever on, or based upon any matter or conduct, including, without limitation, any matter or conduct involving the terms and conditions (including, without limitation, with respect to compensation and benefits) of the Employee’s employment with, or cessation of employment with, Company, which claim, with respect to any of the foregoing, the Employee has or may have as of the Separation Date; and (11) Any claim for costs, fees, or other expenses including, without limitation, attorney’s fees and/or court costs, incurred in any of the foregoing matters.

                        (B)        Non-Released Claims. The General Release in Section 4(A) above does not apply to:

                                         (a)        Any claims for vested benefits under any Company retirement, 401(k), profit-sharing or other deferred compensation plan;

                                         (b)        Any claims to require Company to honor its commitments set forth in this Agreement;

                                         (c)        Any claims to interpret or to determine the scope, meaning, enforceability or effect of this Agreement;

                                        (d)        Any claims that arise after Employee has signed this Agreement;

                                         (e)        Any claims for worker’s compensation benefits, any Claims for unemployment compensation benefits, and any other Claims that cannot be waived by a private agreement.

                          The General Release is subject to and restricted by Employee’s Retained Rights in Section 5 below.

            5.        Retained Rights.

                       (A)        Regardless of whether or not Employee signs this Agreement, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with Employee’s obligation to testify truthfully in any forum; (ii) to restrict or otherwise interfere with Employee’s right and/or obligation to contact, cooperate with, provide information to – or testify or otherwise participate in any action, investigation or proceeding of – any government agency or commission (including, but not limited, to the Equal Employment Opportunity Commission (“EEOC”)); or (iii) to disclose any information or produce any documents as is required by law or legal process.

                        (B)        Further, the General Release in Section 4(A) does not prevent Employee from contacting or filing a charge with any federal, state or local government agency or commission (including, but not limited to, the EEOC). However, the General Release does prevent Employee, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the claims Employee has released in Section 4(A) with regard to any charge Employee may file or which may be filed on Employee’s behalf. For sake of clarity, the tender back provision in Section 6(B) below shall not apply to any administrative charges or filings referenced in this Section 5.

            6.        No Suits. Employee represents, warrants and covenants to Company that, except to the extent prohibited, restricted or otherwise limited by applicable law(s):

                        (A)        Employee has not commenced or filed, and covenants not to commence, file, voluntarily aid or in any way prosecute or cause to be commenced or prosecuted against any Releasee or Releasees any action, complaint or other proceeding, subject to the provisions of Section 5 above; and

                        (B)        In the event Employee files any civil complaint or commences any litigation of any kind that is covered by the General Release in this Agreement, Employee shall immediately tender back all consideration received under this Agreement and pay all of the attorneys’ fees, expenses and costs incurred by the Releasees in connection with the complaint or action filed, provided that this sentence shall not apply to any claim by Employee that the waiver and release herein of any age discrimination claim was not knowing and voluntary under the Older Workers Benefit Protection Act. The Releasees shall also have the right of set-off against any obligation to Employee under this Agreement.

                        (C)        In addition to the remedies noted above, Company may pursue all other remedies available under law or equity to address Employee’s breach of this Agreement.

            7        No Admission of Liability. Neither this Agreement nor the furnishing of the consideration for this Agreement by Company shall constitute, or be implied, deemed or construed, at any time or for any purpose as, an admission by Company of any liability or unlawful conduct of any kind or nature, whatsoever.

            8.        Confidentiality of Company’s Confidential Information.

                        (A)        Employee acknowledges and agrees that, in the course of employment with Company, Employee had access to highly confidential and proprietary information including, without limitation, any marketing, business, accounting and/or financial records, forecasts, strategies and/or information; any non-public information on Company’s products and/or services, including without limitation pricing information; any records and/or information concerning customer and/or clients, including without limitation any customer and/or client lists;

any records and/or information regarding Company’s employees; and any patents, copyrights, trademarks, service marks, trade secrets, proprietary information, and/or any other intellectual property rights (collectively “Confidential Information”). Employee acknowledges and agrees that Employee will not, and will not permit any other party to, disclose Company’s Confidential Information to any individual or entity at any time, except as permitted herein or as otherwise agreed to by Company in writing. Company’s Confidential Information shall not include any information that is generally available in the public domain, except for Confidential Information disclosed by Employee in breach or violation of this Section 8.

                        (B)        Employee acknowledges and agrees that the materials, information, documents, records, and content listed within the definition of Confidential Information are simply examples of Company’s Confidential Information, and is not a complete or exhaustive list of all materials, information, documents, records, and content constituting all of Company’s Confidential Information. Employee further acknowledges and agrees that, as part of Employee’s duties on behalf of Company, Employee participated in developing Company’s Confidential Information and that such developed Confidential Information is the sole and exclusive property of Company and was developed for, or on behalf of, Company. If Employee is uncertain as to whether any particular material, information, document, record and/or content constitutes Company’s Confidential Information, Employee should request clarification from Company’s Chief Executive Officer or Chief Operating Officer.

                        (C)        Employee acknowledges and agrees that as of the Separation Date, Employee has returned to Company all of Company’s Confidential Information, existing in any form, format and/or media, including all originals, copies and derivative works created therefrom, including without limitation all Company Confidential Information stored on back-up drives and devices, and Employee has deleted all Company Confidential Information from any personal, non-Company owned computers and/or other electronic memory or storage devices that Employee owns, uses or maintains. Employee further acknowledges and agrees that Employee has not modified, altered or deleted any material, information, document, record and/or content, whether constituting Confidential Information or not, located on any computer, system, server, and/or electronic memory or storage device, including without limitation any computer, system, server and/or electronic memory or storage device, owned, leased, and/or used by Company and/or its employees, without the prior express written consent of Company’s Chief Executive Officer, which consent may be granted or withheld in the sole discretion of Company’s Chief Executive Officer.

                        (D)        As an express condition to Company’s obligation to provide the consideration set forth in Section 2, Employee acknowledges and agrees that as of the Separation Date, Employee has returned to Company, any and all Company owned property and equipment, including without limitation (1) any computers (except 1 Dell Laptop used exclusively by employee), back-up drive(s), memory device(s), with all information, documentation and systems intact; and (2) any credit card(s) and/or cell phone(s) or similar device(s).

            9.        Confidentiality of this Agreement. Employee and Company acknowledge and agree that the terms of this Agreement are confidential and each party hereby agrees to keep and maintain the terms, covenants, obligations, representations, warranties, and agreements contained herein, strictly confidential. Each party agrees that it has not, and will not, disclose the existence, terms and conditions of this Agreement to any person or entity other than such party’s attorney, accountant, and/or, in the case of the Employee, his immediate family members (“Permitted Confidants”) and promises that none of the Permitted Confidants will disclose any such information or material; except: to the extent required by law; (iii) in connection with any claim to enforce, interpret or determine the scope, meaning, enforceability or effect of the Agreement; (iv) to obtain confidential legal, tax or financial advice with respect thereto or; (v) in connection with any of Employee’s Retained Rights as set forth in Section 5 above. In the event that either party and/or his or its Permitted Confidants, receive any subpoena, court order or other legal process requiring that such party and/or his or its Permitted Confidants disclose information or material described in this Section 9, such party shall immediately notify the other party, to the extent permitted by applicable law(s), and such party and/or his or its Permitted Confidants shall cooperate fully with the other party to lawfully resist disclosure of the requested information or material and/or to obtain a protective order with regard thereto.

            10.      Non-Disparagement. Each party agrees that such party will not, and will not cause any other party to, disparage the other party, and, in the case of the Company, its subsidiaries and/or affiliates and/or any of their respective members, managers, shareholders, directors, officers, and/or employees, or any of the products and/or services offered or performed by Company and/or its subsidiaries and/or affiliates, to any third party or third parties, including without limitation to, clients and/or customers; and/or to any member(s) of the press or media. This restriction is subject to and limited by Employee’s Retained Rights in Section 5 above.

            11.      References. Company acknowledges and agrees that Employee’s separation of employment from Company shall be treated as a final termination, and in the event that a prospective employer of Employee requests an evaluation or reference for Employee, Company will provide a neutral reference only, stating the dates of Employee’s employment with Company, salary and job title held immediately prior to Employee’s separation from employment with Company. All requests for references, evaluations and/or any other information by a prospective employer of Employee should be directed only to Company’s Chief Operating Officer.

            12.      Agreement Regarding Continued Cooperation. Employee agrees to provide Company and/or its designee, upon request, with any information Employee obtained during the course of Employee’s employment with Company, which information may concern Company, its business, employees and/or any other issue or matter related to Company. Employee further agrees to speak and/or meet with Company’s legal counsel, in connection with the investigation or defense of any threatened or potential, or actual, internal complaint, legal claim or proceeding (collectively “Action”), that may currently exist or arise in the future, and Employee agrees to otherwise cooperate fully with Company, to the extent permitted by applicable law(s), in the investigation or defense of any such Action. In the event that Company requires Employee’s assistance pursuant to this Section 12, Company will compensate Employee for Employee’s time at a mutually agreed upon rate and will reimburse Employee for all reasonably necessary travel and out-of-pocket expenses.

            13.      Severability. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. In the event any provision, paragraph, part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full, force and effect.

            14.      Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter contained herein and cancels and supersedes any and all prior and contemporaneous oral and written agreements, understandings, representations and warranties between the Parties, which are not incorporated herein. All prior agreements between Company and Employee, shall be and are hereby considered terminated, null, void and of no further effect, and Company shall have no further obligations to the Employee thereunder.

            15.      Governing Law. This Agreement shall be governed by the laws of the State of New York without giving effect to its conflict-of-laws principles. Each Party hereby consents to the exclusive jurisdiction and venue of the state or Federal courts located in New York County, NY for any and all disputes arising out of this Agreement.

            16.      Acknowledgments. Employee acknowledges that:

            (a)        Company hereby advises Employee to consult with an attorney prior to executing this Agreement, including the General Release;

            (b)        Employee has read carefully the terms of this Agreement, including the General Release;

            (c)        Employee has had an opportunity to and has been encouraged to review this Agreement, including the General Release, with an attorney;

            (d)        Employee understands the meaning and effect of the terms of this Agreement, including the General Release;

            (e)        Employee was given at least twenty-one (21) days following his receipt of this Agreement to determine whether he wished to sign this Agreement, including the General Release;

            (f)        Employee’s decision to sign this Agreement, including the General Release, is of his own free and voluntary act without compulsion of any kind;

            (g)        No promise or inducement not expressed in this Agreement has been made to Employee;

            (h)        Employee understands that he is waiving his claims as set forth in Section 4(A) above, including, but not limited to, claims for age discrimination under the Age Discrimination in Employment Act (subject to the limitations in Section 4(B) above and Employee’s Retained Rights in Section 5 above); and

            (i)        Employee has adequate information to make a knowing and voluntary waiver of any and all claims as set forth in Section 4(A) above.

            17.      Revocation Period. If Employee signs this Agreement, he will retain the right to revoke it for seven (7) days (such time period the “Revocation Period”). If Employee revokes this Agreement, he is indicating that he has changed his mind and does not want to be legally bound by this Agreement. The Agreement shall not be effective until after the Revocation Period has expired without Employee having revoked it. To revoke this Agreement, Employee must send a certified letter to the following address: Naked Brand Group, Inc., 95 Madison Avenue, 10th Floor, New York, NY 10016, Attn: Ms Carole Hochman, CEO. The letter must be postmarked within seven (7) days of Employee’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be post-marked on the following business day. If Employee revokes this Agreement on a timely basis, Employee shall not be eligible for the consideration set forth in Section 2.

            18.      Equitable Relief. Employee acknowledges and agrees that in the event of a breach or an anticipated breach of this Agreement, Company may suffer irreparable injury and damage, without an adequate remedy at law. Accordingly, Employee agrees that in the event of a breach or an anticipated breach of this Agreement, Company may seek, in addition to any and all other rights and remedies at law and/or in equity, specific performance and injunctive relief (both temporary and permanent).

            19.      Counterparts. This Agreement may be executed in counterparts, which when taken together shall constitute one and the same instrument.

            20.      Headings and Captions. The subject headings and captions are included for convenience purposes only and shall not affect the interpretation of this Agreement.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING WITHOUT LIMITATION ALL CLAIMS ARISING UNDER THE ADEA.

            To signify their agreement to the terms, covenants, obligations, representations, warranties and agreements contained herein, the Parties have executed this Agreement as indicated below.

Naked Brand Group Inc.	Michael Flanagan

By: /s/ Carole Hochman	By: /s/ Michael Flanagan

Dated: March 17, 2016	Dated: March 17, 2016

Name: Carole Hochman	Name: Michael Flanagan

Title: Chief Executive Officer